EXHIBIT 99.1




                                        Contact:  Neil Lefort
                                        Vice President, Investor
                                        Relations
                                        (630) 527-4344


   MOLEX ANNOUNCES OUTLOOK FOR FULL YEAR FISCAL 2006 AND FIRST
                QUARTER ENDING SEPTEMBER 30, 2005

     Lisle, Ill., USA -- July 26, 2005 -- Molex Incorporated (NASDAQ: MOLX and MOLXA), a global electronic components company, today announced its outlook for the full fiscal year ending June 30, 2006, and for the first fiscal quarter ending September 30, 2005.

  Outlook
  -------

     Fiscal Year 2006 outlook
     ------------------------

          The Company anticipates that its growth in fiscal 2006 will be led by the Far East North and Far East South regions, while business in the Americas and Europe is expected to increase modestly. The Company expects strong demand for digital consumer products, including high definition televisions and digital audio players, hand-held devices and data storage products. In the industrial and distribution markets the Company expects solid growth, but with below average growth rates expected in telecom infrastructure and automotive markets. The Company also expects to continue to increase sales in the medical and commercial military markets.

     Based on these conditions, the Company estimates that net revenue for the fiscal year ending June 30, 2006 will be in a range of $2.675 billion to $2.750 billion. Based on these net revenue expectations, earnings per share including a pre-tax restructuring charge expected to be between $15.0 million and $25.0 million, are estimated to be in a range of $1.07 to $1.12. The reduction in earnings per share from this restructuring charge is estimated to be in the range of $0.06 to $0.09.

     Two items included in these estimates are expected to reduce fiscal 2006 earnings per share in total by approximately
  $0.08.  These are:

     - Adoption of FASB 123(R) requiring the expensing of stock option costs. This non-cash accounting charge is expected to negatively impact fiscal 2006 earnings per share by approximately $0.05, and is expected to reduce first fiscal quarter earnings per share by approximately $0.01.

     - An increase in the effective tax rate to 28.5 percent, compared with 27.0 percent reported for the first three quarters of fiscal 2005, primarily due to anticipated changes in the mix of earnings by country. This is expected to negatively impact fiscal 2006 earnings per share by approximately $0.03, and is expected to reduce first fiscal quarter earnings per share by less than $0.01.


     Update on cost reduction plan and expected annual savings
     ---------------------------------------------------------

     The Company has made substantial progress in its plan to realign part of its manufacturing capacity in order to reduce costs and better optimize its plant utilization. At the time the cost reduction plan was announced in April 2005, the
  Company expected a pre-tax charge for restructuring in the range of $25 million to $30 million for fiscal 2005 and $20 million to $30 million for fiscal 2006. The Company now anticipates that the fiscal 2005 pre-tax charge will be in the range of $30 million to $35 million and that the fiscal 2006 charge will be in the range of $15 million to $25 million. The timing of the cash expenditures associated with these charges does not necessarily correspond to the period in which the accounting charge is taken. The actual timing of the facility closures and related headcount reductions are dependent upon a number of factors, including the Company's efforts to achieve a phased and efficient transfer of production.

     Though it is difficult to precisely forecast the timing of the plant closures and the amount of realizable cost savings, the Company expects that the pre-tax savings from the restructuring activities will be in the range of $10 million to $15 million for fiscal 2006. These savings are expected to be heavily weighted toward the end of the fiscal year, by which time the plant relocations are expected to be substantially completed. The full-year pre-tax impact for fiscal 2007 of these expected savings is estimated to be in the range of $32 million to $40 million.


     FY06 capital spending and research and development
     --------------------------------------------------

     The Company estimates capital spending in fiscal 2006 to be in a range of $220 million to $240 million, primarily for investment in revenue producing assets, and for expanding our manufacturing in lower cost locations. The Company estimates spending for research and development in fiscal 2006 to be in a range of $145 million to $155 million.


     Fiscal first quarter outlook
     ----------------------------

        For the first fiscal quarter ending September 30, 2005, the Company estimates that net revenue will be in a range of $640 million to $660 million. Based on these net revenue expectations, earnings per share including a pre-tax restructuring charge expected to be between $4 million to $6 million, are estimated to be in a range of $0.21 to $0.23. The reduction in earnings per share from this restructuring charge is estimated to be in a range of $0.01 to $0.03.

     Martin Slark, Chief Executive Officer, concluded, "Molex is well positioned for profitable growth from an increasing number of global market opportunities. As one of the first in the industry to manufacture in the Far East, we have important customer relationships and significant technical resources. Molex currently has six factories in China and expects to soon begin construction of a seventh. During fiscal 2006 we intend to continue the process of transitioning to a lower cost basis."


  Future corporate activities
  ---------------------------

        Molex has scheduled a conference call to discuss the above topics for 4:00 p.m. CDT on Tuesday, July 26, and is available live and in replay to all investors through the Internet by accessing the "Investors" section of the Company's website at www.molex.com. You may also dial (800) 603-3143 to participate in the conference call. International callers please dial (706) 634-0917. Please dial in at least five minutes prior to the start of the call. Molex will also offer a 48-hour replay of the conference call by dialing (800) 642-1687 / ID 8117861.

  As previously announced on July, 19, 2005, the Company anticipates that its fiscal 2005 results will be released on September 8, 2005, and a web-cast conference call will be held promptly following the release. Molex expects to file its Form 10-K, including audited financial statements, on or before September 13, 2005. Molex's annual meeting with analysts will be held on September 13, 2005 in Chicago. In addition, the Company plans to schedule meetings during the same week in New York and San Francisco at which a condensed version of the September 13, 2005 presentations will be made.

           *            *                 *          *

        Statements  in  this release that are not historical  are
  forward-looking and are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Forward-looking statements are based on currently available information and include, among others, the discussion under "Outlook" and "Future Corporate Activities" above. These risks and uncertainties include those associated with the timing of the Company's release of earnings as well as the timing and results of the audits of the Company's fiscal 2003, 2004 and 2005 financial statements, and those associated with the operation of our business, including the risk that customer demand will decrease either temporarily or permanently, whether due to the Company's actions or the demand for the Company's products, and that the Company may not be able to respond through cost reductions in a timely and effective manner; price cutting, new product introductions and other actions by our competitors; fluctuations in the costs of raw materials that the Company is not able to pass through to customers because of existing contracts or market factors; the challenges attendant to plant closings and restructurings, including the difficulty of predicting plant closing and relocation costs, the difficulty of commencing or increasing production at existing facilities, and the reactions of customers, governmental units, employees and other groups; the challenges attendant to plant construction; and the ability to realize cost savings from restructuring activities. Other risks and uncertainties are set forth in Molex's documents filed with the Securities and Exchange Commission, including its Form 10-K for the year ended June 30, 2004 and its Form 10-Q for the quarter ended March 31, 2005. Molex disclaims any obligation to revise these forward-looking statements or to provide any updates regarding information contained in this release resulting from new information, future events or otherwise.

        Molex's Annual Report, as well as news releases and other supplementary financial data is available by accessing Molex's website at www.molex.com.

        Molex Incorporated is a 67-year-old manufacturer of electronic components, including electrical and fiber optic interconnection products and systems, switches and integrated products in 55 plants in 19 countries throughout the world.

                            #   #   #

        Editor's  note:   Molex is traded on the NASDAQ  National
  Market  System  in  the United States and on the  London  Stock
  Exchange.    The  Company's  voting  common  stock  (MOLX)   is
  included in the S&P 500 Index and the NASDAQ 100.